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                                   EXHIBIT 15

Advantage Marketing Systems, Inc.
711 NE 39th Street
Oklahoma City, Oklahoma 73105

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Advantage Marketing Systems, Inc. as of March 31, 2004 and for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 21, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in Registration Statement No. 333-109093 (2003 Stock Option Plan) on Form S-8, in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8 and in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
April 21, 2004